Exhibit 99

Best Buy Reports Third Quarter Results

Enterprise Comparable Sales Increased 23%

Domestic Comparable Online Sales Increased 174%

GAAP Diluted EPS Increased 35% to $1.48

Non-GAAP Diluted EPS Increased 82% to $2.06

MINNEAPOLIS, November 24, 2020 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week third quarter ended October 31, 2020 (“Q3 FY21”), as compared to the 13-week third quarter ended November 2, 2019 (“Q3 FY20”).

	Q3 FY21	Q3 FY20
Revenue ($ in millions)
Enterprise	$11,853	$9,764
Domestic segment	$10,850	$8,964
International segment	$1,003	$800
Enterprise comparable sales % change[1]	23.0%	1.7%
Domestic comparable sales % change[1]	22.6%	2.0%
Domestic comparable online sales % change[1]	173.7%	15.0%
International comparable sales % change[1]	27.3%	(1.9)%
Operating Income
GAAP operating income as a % of revenue	4.7%	4.0%
Non-GAAP operating income as a % of revenue	6.1%	4.2%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.48	$1.10
Non-GAAP diluted EPS	$2.06	$1.13

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today, we are once again reporting strong quarterly results in the midst of unprecedented times,” said Corie Barry, Best Buy CEO. “Our comparable sales grew a remarkable 23% as we leveraged our unique capabilities, including our supply chain expertise, flexible store operating model and ability to shift quickly to digital, to meet what is clearly elevated demand for products that help customers work, learn, cook, entertain and connect in their homes. The current environment has underscored our purpose to enrich lives through technology, and the capabilities we are flexing and strengthening now will benefit us going forward as we execute our strategy.”

Barry continued, “Our teams showed empathy, ingenuity and extraordinary execution throughout the quarter. I am very proud of the way our teammates are helping not only our customers, but each other and their communities.”

“From a profitability standpoint, our better-than-expected sales resulted in significant operating income rate expansion and earnings growth,” Barry continued. “This strong financial performance is allowing us to share our success with the community, our shareholders, and, importantly, our employees. We recently made a $40 million donation to the Best Buy Foundation to accelerate the progress towards our goal to reach 100 Teen Tech Centers across the U.S. In addition, we plan on resuming our share repurchase program during Q4 of this fiscal year.”

Barry continued, “For our employees, we raised our starting wage to $15 per hour, paid recognition bonuses to field employees and reinstated our short-term incentive compensation. In the early days of the pandemic, we established an employee hardship fund that continues to provide emergency funds to our employees who are sick, have loved ones who are sick or are experiencing financial hardship. In addition, in recent weeks, we have resumed our 401(k) employer match and invested significantly in our employee well-being benefits.”

Best Buy CFO Matt Bilunas said, “While the demand for the products and services we sell remains at elevated levels as we start the fourth quarter, it is very difficult for us to predict how sustainable these trends will be due to the significant uncertainty related to the various impacts of the pandemic. Thus, similar to the last two quarters, we are not providing financial guidance today.”

Domestic Segment Q3 FY21 Results

Domestic Revenue

Domestic revenue of $10.85 billion increased 21.0% versus last year. The increase was primarily driven by comparable sales growth of 22.6%, which was partially offset by the loss of revenue from permanent store closures in the past year.

From a merchandising perspective, the company generated comparable sales growth across most of its categories, with the largest drivers being computing, home theater and appliances. These growth drivers were partially offset by a decline in mobile phone sales.

Domestic online revenue of $3.82 billion increased 173.7% on a comparable basis, and as a percentage of total Domestic revenue, online revenue increased to approximately 35.2% versus 15.6% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 24.0% versus 24.3% last year. The gross profit rate decrease of approximately 30 basis points was primarily driven by higher supply chain costs as a result of the increased mix of online revenue and lower profit-sharing revenue from the company’s private-label and co-branded credit card arrangement. These pressures were partially offset by a more favorable promotional environment.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.95 billion, or 18.0% of revenue, versus $1.80 billion, or 20.1% of revenue, last year. On a non-GAAP basis, SG&A was $1.93 billion, or 17.8% of revenue, versus $1.78 billion, or 19.9% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to: (1) increased incentive compensation expense; (2) increased variable expense related to the higher sales growth, including items such as credit card processing fees; and (3) a $40 million donation to the Best Buy Foundation. These items were partially offset by lower store payroll expense.

International Segment Q3 FY21 Results

International Revenue

International revenue of $1.0 billion increased 25.4% versus last year. This increase was primarily driven by comparable sales growth of 27.3%, which was partially offset by the impact of approximately 140 basis points of negative foreign currency exchange rates.

International Gross Profit Rate

International GAAP gross profit rate was 19.0% versus 22.5% last year. On a non-GAAP basis, the gross profit rate was 22.6% versus 22.5% last year. The lower GAAP gross profit was primarily due to $36 million of inventory markdowns associated with the company’s decision to exit its operations in Mexico.

International SG&A

International SG&A was $175 million, or 17.4% of revenue, versus $173 million, or 21.6% of revenue, last year. SG&A increased primarily due to higher incentive compensation in Canada.

Restructuring Charges

Restructuring charges of $111 million in Q3 FY21 primarily related to charges associated with the company’s decision this quarter to exit operations in Mexico and actions to better align its organizational structure with its strategic focus.

Dividends and Share Repurchases

In Q3 FY21, the company returned a total of $142 million to shareholders through dividends. On a year-to-date basis, the company has returned a total of $488 million to shareholders through dividends of $426 million and share repurchases of $62 million. The company suspended share repurchases last March in order to conserve liquidity in light of the COVID-related uncertainties and plans to resume share repurchases during Q4 FY21.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.55 per common share. The quarterly dividend is payable on January 5, 2021, to shareholders of record as of the close of business on December 15, 2020.

Bond Offering

In Q3 FY21, the company completed a public bond offering for $650 million in 1.95% notes due in October 2030. The net proceeds from the sale will be used to replace the $650 million in 5.5% notes that mature in March 2021, which the company expects to retire during Q4 FY21 by exercising its option to redeem the 5.5% notes at par.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November  24, 2020. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) Comparable sales include revenue from all stores that were temporarily closed or operating an enhanced curbside-only operating model in Q3 FY21 as a result of COVID-19. The method of calculating comparable sales varies across the retail industry, including the treatment of store closures as a result of COVID-19. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, and available at www.investors.bestbuy.com.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgence and the impact on demand for our products and services, levels of consumer confidence and our supply chain; the effects and duration of steps we have taken and will continue to take in response to the pandemic, including the implementation of our interim and evolving operating model; actions governments, businesses and individuals have taken and will continue to take in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, health crises, pandemics, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 23, 2020 and its Quarterly Reports on Form 10-Q filed with the SEC on May 27, 2020 and August 31, 2020. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Nine Months Ended
October 31, 2020		November 2, 2019	October 31, 2020	November 2, 2019
Revenue	$11,853	$9,764	$30,325	$28,442
Cost of sales	9,058	7,403	23,295	21,629
Gross profit	2,795	2,361	7,030	6,813
Gross profit %	23.6%	24.2%	23.2%	24.0%
Selling, general and administrative expenses	2,123	1,973	5,560	5,730
SG&A %	17.9%	20.2%	18.3%	20.1%
Restructuring charges	111	(7)	112	41
Operating income	561	395	1,358	1,042
Operating income %	4.7%	4.0%	4.5%	3.7%
Other income (expense)
Gain on sale of investments	-	1	-	1
Investment income and other	5	9	19	33
Interest expense	(11)	(16)	(43)	(50)
Earnings before income tax expense	555	389	1,334	1,026
Income tax expense	164	96	352	230
Effective tax rate	29.6%	24.8%	26.4%	22.5%
Net earnings	$391	$293	$982	$796

Basic earnings per share	$1.50	$1.11	$3.79	$2.99
Diluted earnings per share	$1.48	$1.10	$3.74	$2.96

Weighted-average common shares outstanding
Basic	259.8	263.2	259.3	266.0
Diluted	263.7	265.2	262.5	269.1

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	October 31, 2020	November 2, 2019
Assets
Current assets
Cash and cash equivalents	$5,136	$1,205
Short-term investments	545	-
Receivables, net	1,028	1,056
Merchandise inventories	7,459	7,569
Other current assets	383	345
Total current assets	14,551	10,175
Property and equipment, net	2,265	2,359
Operating lease assets	2,692	2,751
Goodwill	986	982
Other assets	708	659
Total assets	$21,202	$16,926

Liabilities and equity
Current liabilities
Accounts payable	$9,110	$7,232
Unredeemed gift card liabilities	278	271
Deferred revenue	788	445
Accrued compensation and related expenses	446	351
Accrued liabilities	968	769
Current portion of operating lease liabilities	685	644
Current portion of long-term debt	670	14
Total current liabilities	12,945	9,726
Long-term operating lease liabilities	2,117	2,200
Long-term liabilities	798	636
Long-term debt	1,256	1,239
Equity	4,086	3,125
Total liabilities and equity	$21,202	$16,926

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Nine Months Ended
	October 31, 2020	November 2, 2019
Operating activities
Net earnings	$982	$796
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	628	607
Restructuring charges	112	41
Stock-based compensation	107	109
Deferred income taxes	19	20
Other, net	10	16
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	106	(36)
Merchandise inventories	(2,300)	(2,159)
Other assets	(60)	(2)
Accounts payable	3,824	1,984
Income taxes	121	(147)
Other liabilities	358	(292)
Total cash provided by operating activities	3,907	937

Investing activities
Additions to property and equipment	(534)	(586)
Purchases of investments	(620)	(319)
Sales of investments	-	322
Acquisitions, net of cash acquired	-	(145)
Other, net	1	1
Total cash used in investing activities	(1,153)	(727)

Financing activities
Repurchase of common stock	(62)	(696)
Issuance of common stock	28	45
Dividends paid	(426)	(398)
Borrowings of debt	1,892	-
Repayments of debt	(1,261)	(11)
Other, net	(1)	-
Total cash provided by (used in) financing activities	170	(1,060)

Effect of exchange rate changes on cash and cash equivalents	(8)	(2)
Increase (decrease) in cash, cash equivalents and restricted cash	2,916	(852)
Cash, cash equivalents and restricted cash at beginning of period	2,355	2,184
Cash, cash equivalents and restricted cash at end of period	$5,271	$1,332

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
Domestic Segment Results	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Revenue	$10,850	$8,964	$27,893	$26,266
Comparable sales % change	22.6%	2.0%	7.5%	1.8%
Comparable online sales % change	173.7%	15.0%	191.4%	15.6%
Gross profit	$2,604	$2,181	$6,509	$6,303
Gross profit as a % of revenue	24.0%	24.3%	23.3%	24.0%
SG&A	$1,948	$1,800	$5,087	$5,233
SG&A as a % of revenue	18.0%	20.1%	18.2%	19.9%
Operating income	$612	$388	$1,377	$1,029
Operating income as a % of revenue	5.6%	4.3%	4.9%	3.9%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,604	$2,181	$6,509	$6,303
Gross profit as a % of revenue	24.0%	24.3%	23.3%	24.0%
SG&A	$1,928	$1,782	$5,027	$5,177
SG&A as a % of revenue	17.8%	19.9%	18.0%	19.7%
Operating income	$676	$399	$1,482	$1,126
Operating income as a % of revenue	6.2%	4.5%	5.3%	4.3%

	Three Months Ended		Nine Months Ended
International Segment Results	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Revenue	$1,003	$800	$2,432	$2,176
Comparable sales % change	27.3%	(1.9)%	15.1%	(1.7)%
Gross profit	$191	$180	$521	$510
Gross profit as a % of revenue	19.0%	22.5%	21.4%	23.4%
SG&A	$175	$173	$473	$497
SG&A as a % of revenue	17.4%	21.6%	19.4%	22.8%
Operating income (loss)	$(51)	$7	$(19)	$13
Operating income (loss) as a % of revenue	(5.1)%	0.9%	(0.8)%	0.6%

International Segment Non-GAAP Results[1]
Gross profit	$227	$180	$557	$510
Gross profit as a % of revenue	22.6%	22.5%	22.9%	23.4%
SG&A	$175	$173	$473	$497
SG&A as a % of revenue	17.4%	21.6%	19.4%	22.8%
Operating income	$52	$7	$84	$13
Operating income as a % of revenue	5.2%	0.9%	3.5%	0.6%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Computing and Mobile Phones	47%	47%	21.5%	3.0%
Consumer Electronics	29%	30%	21.1%	-%
Appliances	14%	12%	39.3%	12.5%
Entertainment	5%	5%	17.5%	(20.8)%
Services	5%	6%	12.7%	12.9%
Other	-%	-%	N/A	N/A
Total	100%	100%	22.6%	2.0%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Computing and Mobile Phones	53%	51%	35.7%	(0.3)%
Consumer Electronics	27%	29%	13.3%	1.2%
Appliances	9%	8%	40.1%	(1.5)%
Entertainment	5%	5%	35.6%	(31.1)%
Services	5%	6%	4.3%	11.5%
Other	1%	1%	22.0%	(28.2)%
Total	100%	100%	27.3%	(1.9)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	October 31, 2020			November 2, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$2,604	$191	$2,795	$2,181	$180	$2,361
% of revenue	24.0%	19.0%	23.6%	24.3%	22.5%	24.2%
Restructuring - inventory markdowns[1]	-	36	36	-	-	-
Non-GAAP gross profit	$2,604	$227	$2,831	$2,181	$180	$2,361
% of revenue	24.0%	22.6%	23.9%	24.3%	22.5%	24.2%

SG&A	$1,948	$175	$2,123	$1,800	$173	$1,973
% of revenue	18.0%	17.4%	17.9%	20.1%	21.6%	20.2%
Intangible asset amortization[2]	(20)	-	(20)	(18)	-	(18)
Non-GAAP SG&A	$1,928	$175	$2,103	$1,782	$173	$1,955
% of revenue	17.8%	17.4%	17.7%	19.9%	21.6%	20.0%

Operating income (loss)	$612	$(51)	$561	$388	$7	$395
% of revenue	5.6%	(5.1)%	4.7%	4.3%	0.9%	4.0%
Restructuring - inventory markdowns[1]	-	36	36	-	-	-
Intangible asset amortization[2]	20	-	20	18	-	18
Restructuring charges[3]	44	67	111	(7)	-	(7)
Non-GAAP operating income	$676	$52	$728	$399	$7	$406
% of revenue	6.2%	5.2%	6.1%	4.5%	0.9%	4.2%

Effective tax rate			29.6%			24.8%
Intangible asset amortization[2]			(1.5)%			0.1%
Restructuring charges[3]			(3.2)%			(0.1)%
Non-GAAP effective tax rate			24.9%			24.8%

	Three Months Ended			Three Months Ended
	October 31, 2020			November 2, 2019
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$1.48			$1.10
Restructuring - inventory markdowns[1]	$36	$36	0.14	$-	$-	-
Intangible asset amortization[2]	20	15	0.06	18	14	0.05
Restructuring charges[3]	111	100	0.38	(7)	(5)	(0.02)
Gain on investments, net	-	-	-	(1)	(1)	-
Non-GAAP diluted EPS			$2.06			$1.13

	Nine Months Ended			Nine Months Ended
	October 31, 2020			November 2, 2019
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$6,509	$521	$7,030	$6,303	$510	$6,813
% of revenue	23.3%	21.4%	23.2%	24.0%	23.4%	24.0%
Restructuring - inventory markdowns[1]	-	36	36	-	-	-
Non-GAAP gross profit	$6,509	$557	$7,066	$6,303	$510	$6,813
% of revenue	23.3%	22.9%	23.3%	24.0%	23.4%	24.0%

SG&A	$5,087	$473	$5,560	$5,233	$497	$5,730
% of revenue	18.2%	19.4%	18.3%	19.9%	22.8%	20.1%
Intangible asset amortization[2]	(60)	-	(60)	(53)	-	(53)
Acquisition-related transaction costs[2]	-	-	-	(3)	-	(3)
Non-GAAP SG&A	$5,027	$473	$5,500	$5,177	$497	$5,674
% of revenue	18.0%	19.4%	18.1%	19.7%	22.8%	19.9%

Operating income (loss)	$1,377	$(19)	$1,358	$1,029	$13	$1,042
% of revenue	4.9%	(0.8)%	4.5%	3.9%	0.6%	3.7%
Restructuring - inventory markdowns[1]	-	36	36	-	-	-
Intangible asset amortization[2]	60	-	60	53	-	53
Acquisition-related transaction costs[2]	-	-	-	3	-	3
Restructuring charges[3]	45	67	112	41	-	41
Non-GAAP operating income	$1,482	$84	$1,566	$1,126	$13	$1,139
% of revenue	5.3%	3.5%	5.2%	4.3%	0.6%	4.0%

Effective tax rate			26.4%			22.5%
Intangible asset amortization[2]			(1.1)%			0.1%
Restructuring charges[3]			(0.8)%			-%
Non-GAAP effective tax rate			24.5%			22.6%

	Nine Months Ended			Nine Months Ended
	October 31, 2020			November 2, 2019
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$3.74			$2.96
Restructuring - inventory markdowns[1]	$36	$36	0.13	$-	$-	-
Intangible asset amortization[2]	60	45	0.17	53	40	0.15
Acquisition-related transaction costs[2]	-	-	-	3	2	-
Restructuring charges[3]	112	101	0.39	41	32	0.12
Gain on investments, net	-	-	-	(1)	(1)	-
Non-GAAP diluted EPS			$4.43			$3.23

(1)Represents inventory markdowns recorded within cost of sales associated with the decision to exit operations in Mexico.

(2)Represents charges associated with acquisitions, including: (1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and developed technology; and (2) acquisition-related transaction costs primarily comprised of professional fees.

(3)Represents charges related to asset impairments and termination benefits associated with the decision to exit operations in Mexico and other actions to better align the company’s organizational structure with its strategic focus for the periods ended October 31, 2020, and charges and subsequent adjustments related to termination benefits associated with U.S. retail operating model changes for the periods ended November 2, 2019.

(4)The non-GAAP adjustments relate to the U.S. and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for the Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	October 31, 2020[1]	November 2, 2019[1]
Net earnings	$1,727	$1,531
Total assets	17,571	15,219
ROA	9.8%	10.1%

Non-GAAP Return on Investment ("ROI")	October 31, 2020[1]	November 2, 2019[1]
Numerator
Operating income - total operations	$2,325	$2,020
Add: Non-GAAP operating income adjustments[2]	227	113
Add: Operating lease interest[3]	112	112
Less: Income taxes[4]	(653)	(550)
Add: Depreciation	754	757
Add: Operating lease amortization[5]	665	653
Adjusted operating income after tax	$3,430	$3,105

Denominator
Total assets	$17,571	$15,219
Less: Excess cash[6]	(3,164)	(855)
Add: Capitalized operating lease assets[7]	-	720
Add: Accumulated depreciation and amortization[8]	7,056	6,640
Less: Adjusted current liabilities[9]	(8,724)	(7,940)
Average invested operating assets	$12,739	$13,784

Non-GAAP ROI	26.9%	22.5%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company's quarterly earnings releases.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. For periods prior to FY20, the add-back is approximated by using a multiple of 15% of total rent expense. For periods beginning on or after FY20, the add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)

Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. For periods prior to FY20, the asset is approximated by using a multiple of four times total rent expense. For periods beginning on or after FY20, capitalized operating lease assets are included within Total assets and therefore no adjustment is necessary.

(8)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(9)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.